Exhibit 99.1

Yolonda Richardson Appointed as an Independent Member of the

Moelis & Company Board of Directors

New York, December 19, 2018: Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced the appointment of Yolonda Richardson as an independent member of its Board of Directors. Ms. Richardson’s term will begin on January 1, 2019.

Ms. Richardson is an expert on gender and international development, global health, U.S. philanthropy and Corporate Social Responsibility. She is currently the Executive Vice President of Global Programs for the Campaign for Tobacco Free Kids and the Global Health Advocacy Incubator, where she leads several initiatives in global health.

“Yolonda brings a unique perspective to our Board, having spent a majority of her career advising corporate boards, management teams, nonprofits, NGOs, and other organizations on designing, implementing, and evaluating large-scale and complex initiatives,” said Ken Moelis, Chairman and CEO of Moelis & Company. “She has had tremendous success driving progress within organizations and building and leading projects on a global scale. We look forward to having Yolonda join our Board of Directors.”

Ms. Richardson replaces Dr. Yvonne Greenstreet, who after nearly four years is stepping down from the Moelis & Company Board of Directors effective December 31, 2018 to spend more time on her current full-time responsibilities.

“Yvonne joined our Board of Directors less than a year after our IPO and has consistently been an important, independent voice through four years of significant growth. We thank her for her many contributions and wish her well,” Mr. Moelis said.

Prior to Ms. Richardson’s work at the Campaign for Tobacco Free Kids, she served as the President and Founder of Richardson Consulting, a managing consulting firm specialized in providing senior level strategic support and expertise to nonprofits, foundations, corporate philanthropies, and global development agencies. She also served as President and CEO of the Centre for Development and Population Activities (CEDPA), an organization dedicated to the advancement of women’s rights and improving women’s access to healthcare. Ms. Richardson was the former Special Counsel for the African Development Foundation, a government-funded granting agency that provides financial support to African NGOs and small businesses to enhance the engagement of the poor in the development of their countries. As the Senior Vice President of Africare, she designed and implemented more than 150 rural development projects throughout Africa focused on community health, agriculture, and democracy and governance. She began her focus on Africa during her ten years at the Carnegie Corporation of New York where she managed an international grant program focused on improving women’s health programs and promoting equality in Africa.

Ms. Richardson started her career on Wall Street as a corporate attorney at Cahill Gordon & Reindel. She is a member of the New York State Bar and the Council on Foreign Relations.

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About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors. The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors. Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters. The Firm serves its clients from 19 geographic locations in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Media Contact:

Ari Cohen

Moelis & Company

T: + 1 212 883 4008

M: + 1 917 943 8271

ari.cohen@moelis.com

Investor Contact:

Michele Miyakawa

Moelis & Company

T: + 1 310 443 2344

michele.miyakawa@moelis.com